AMENDMENT TO VEHICLE OPERATING AND SERVICE AGREEMENT

THIS AMENDMENT dated May 22, 2015 is by and between Ryder Truck Rental, Inc. (“Ryder”) and Nexeo Solutions, LLC (“Customer”) to amend the Vehicle Operating and Service Agreement between Ryder and Customer dated May 22, 2015 (the “Agreement”).

THEREFORE, in consideration of the undertakings herein and other good and valuable consideration, the parties agree as follows:

1.This Amendment shall be effective as of June 1, 2015 (the “Effective Date”).

2.Notwithstanding any provision in the Agreement that conflicts with the fuel charges below, as of the Effective Date, the following shall control in regards to fuel charges:

When Ryder is designated on Schedule A, Ryder will provide fuel for each Vehicle from a Ryder or Ryder designated facility. Ryder’s per gallon charge for fuel (the “Per Gallon Fuel Charge”) shall be equal to the OPIS Base Price plus a Per Gallon Premium (each as defined herein) plus: (i) all applicable taxes; (ii) all freight and delivery charges; and (iii) the cost of necessary fuel additives. The Per Gallon Fuel Charge shall apply only to Ultra Low Sulfur Diesel Fuel that is purchased at facilities owned or operated by Ryder, including on-site or “captive” locations where Ryder provides fuel, and shall not apply to any fuel purchased in Canada or Hawaii. Fuel charges are billed weekly and due within ten (10) days of the date of the invoice. If your account is past due, Ryder may, subject to providing notice to you, elect to stop providing fuel to you. For fuel purchased from Ryder to which the Per Gallon Fuel Charge is not applicable, Ryder’s charge for fuel will vary over time.

The “OPIS Base Price” shall mean the Oil Price Information Service (“OPIS”) Ultra Low Sulfur Diesel Gross Contract Average Cost of Fuel (as of the date of purchase) for the locality where the fuel is purchased (or the closest location or terminal for which OPIS publishes an index).

The “Per Gallon Premium” shall be Five Cents per Gallon ($0.05/gallon) plus (i) an additional One Cent per Gallon ($0.01/gallon) if the Per Gallon Fuel Charge is equal to or exceeds Four Dollars per Gallon ($4.00/gallon), plus (ii) an additional One-Half Cent per Gallon ($0.0050/gallon) for each whole dollar by which the Per Gallon Fuel Charge exceeds Four Dollars per Gallon ($4.00/gallon). For example, if the Per Gallon Fuel Charge is $3.99 per gallon, the Per Gallon Premium shall be $0.05; if the Per Gallon Fuel Charge is $4.00 per gallon, then the Per Gallon Premium shall be $0.06; and if the Per Gallon Fuel Charge is $5.00 per gallon, then the Per Gallon Premium shall be $0.065.

3. All other terms of the Agreement, except those expressly modified herein, shall remain in full force and effect. This Amendment supersedes all oral negotiations and prior and contemporaneous writings, and is intended as the final expression of the parties’ agreement, with respect to the subject matter hereof. All capitalized terms used in this Amendment shall have the same meaning as the capitalized terms used in the Agreement, unless otherwise defined herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

Ryder Truck Rental, Inc.	Nexeo Solutions, LLC

By: /s/ William J. Toerpe                 By: /s/ Ross Crane

Print & Title: William J. Toerpe, VP National Sales	Print & Title: Ross Crane, Executive Vice President and Chief Financial Officer
Date: 05/26/15                        Date: 05/26/15

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